Exhibit 99.1

August 2022

Presentation Script and Slides

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with an overview of XPO Logistics today — our company operations and our value proposition for shareholders. We’ll also bring you up to date on where we stand with the planned spin-off of our tech-enabled brokered transportation platform, which will separate XPO into two pure-play transportation companies at the top of their industries. And we’ll give you an overview of our record financial performance in the second quarter, when all of our reported metrics were ahead of guidance and consensus. It was our ninth straight quarterly beat on adjusted EBITDA.

Over the last decade, we built XPO into one of the world’s leading providers of supply chain services, always with an eye to creating value. In 2021, we saw an opportunity to create billions of dollars of value by separating our business segments through a spin-off — and we accomplished that with GXO Logistics.

In March of this year, we announced a strategic plan for a new spin-off of our tech-enabled brokered transportation platform, separating it from our less-than-truckload (LTL) business in North America. This will create two powerhouse transportation companies at the top of their industries. In July, we debuted the planned spin-off brand, RXO, with its tagline “Massive capacity. Cutting-edge technology.” We expect to complete the spin-off in the fourth quarter of 2022.

The largest component of our planned spin-off will be our best-in-class, asset-light truck brokerage business, managed with our cutting-edge XPO Connect® technology. The remaining company will be the third largest pure-play LTL provider in North America, with critical scale, extensive transportation assets and company-specific levers for revenue and margin expansion.

Our strategic plan also includes the sale of our intermodal operation, now complete, our intent to divest our European business, and our target net leverage ratio of 1.0x to 2.0x — which we achieved ahead of plan with net leverage of 1.8x as of June 30, 2022. We will continue to manage our leverage with a long-term target of 1.0x to 2.0x.

Once the spin-off is completed, it will be easier for investors to appreciate each public company’s long runway for earnings growth and see that each business has a track record of very high returns on invested capital. Each publicly traded company will have its own equity currency. Each will be more fit for purpose and intensely focused on its specific strategic priorities, customer requirements and stakeholder interests, and have more agility to act on market opportunities. There can be no assurance that any strategic transaction will occur, or if one or more do occur, of the terms or timing.

1

Investment Highlights

Our company has multiple catalysts for value creation, largely independent of macro conditions. These include company-specific levers for the transformation of our North American LTL business, the RXO spin-off, the divestiture of our European business and our continued deleveraging.

In addition, our business provides services that are critically important for the economy, and we believe we have strong competitive advantages that position us to capitalize on a combination of macro trends and secular tailwinds:

•	Expansive, fragmented markets with growing penetration: Our US market share, where we’re a top provider of LTL and truck brokerage services, is in the single digits in each industry. We have approximately 8% share of the $51 billion LTL market, and 4% share of the $88 billion truck brokerage market. Over $300 billion of additional truckload spend in North America could be going through brokers — that’s a fertile environment for market share growth in our truck brokerage business.

•	Exposure to fast-growing verticals in highly compelling sectors: We have deep exposure in verticals that are bedrocks of the economy and, in some cases, are growing much faster than the overall market. In addition, we have many long-standing relationships with blue-chip customers in verticals that are favorable to our business, because they have secular trends toward outsourcing.

•	Industry leader in technology: Our first-mover advantage as an industry innovator is rooted in over a decade of investment in developing proprietary technology, positioning our company to thrive across market cycles. Most of our company-specific initiatives for revenue and margin expansion are managed within our digital ecosystem, which encompasses our brokered transportation and LTL technology platforms.

•	Benefits of scale: Our scale in both LTL and truck brokerage is important to customers, and it gives us the ability to drive significant operating leverage, benefit from purchasing power and continue to differentiate our offerings through innovation. Companywide, our 43,000 employees serve more than 50,000 customers across 749 locations.

•	Disciplined capital allocation: We have a long history of generating high returns on capital — for the trailing 12 months ended June 30, 2022, our companywide ROIC was 38%. Our adjusted EBITDA growth and strong free cash flow support our continued investments in the business and our ongoing deleveraging.

•	Enviable record of superior shareholder value creation: In the last decade, XPO was the 7th best-performing stock on the Fortune 500, according to Bloomberg market data, and we have significant opportunities to continue to create superior shareholder value. Post-spin-off, XPO and RXO will retain their own idiosyncratic levers.

•	Strong culture: Our secret sauce has always been the world-class people we attract to XPO — the thousands of professionals at every level who contribute to our performance while representing our values.

Specific drivers of growth and returns in our business appear in the sections below.

Less-Than-Truckload (LTL)

Our North American LTL segment is asset-based. We provide customers with geographic density and day-definite regional, national and cross-border freight services with one of the industry’s largest networks of tractors, trailers and terminals. Our services include US freight movements to Mexico, Canada and the Caribbean.

The key factors driving growth and margin expansion in our North American LTL network are:

•	Critical capacity and national lane density, supported by 294 terminals in North America, with large economies of scale. Our LTL business represents over three decades of investment, with network coverage of approximately 99% of all US zip codes and key routes in Canada. We employ approximately 13,000 professional truck drivers, with the advantage of XPO driver training schools based at 130 of our locations;

•	Significant opportunities to leverage our LTL technology to improve profitability beyond the sizable margin gains we’ve already achieved. Our proprietary technology underpins the improvements in our yield, and it helped us improve our adjusted operating ratio by 1,290 basis points since we acquired the business in October 2015;

•	Favorable industry fundamentals, including a firm pricing environment in North America;

•	Over 30 years’ experience and deep relationships with tens of thousands of customers and providers; and

•	Company-specific initiatives that are largely independent of macro conditions, to drive network efficiency and growth, including: optimization of linehaul, dock and pickup-and-delivery operations through the application of our proprietary technology for LTL routing, load-building and labor productivity; advanced pricing algorithms; expansion of transportation capacity and in-house trailer manufacturing; and targeted sales pipeline management.

A key growth target is to expand our North American LTL footprint by 900 net new doors by year-end 2023, which equates to approximately 6% expansion from October 2021. To date, we’ve added 345 net new doors with five new terminals opened: Chicago Heights, Illinois; Sheboygan, Wisconsin; Texarkana, Arkansas; San Bernardino, California; and Atlanta, Georgia.

The strong return on invested capital generated by our LTL business supports our investments in network density, fleet and technology. We anticipate that our 2022 gross capex for this business will be 8% to 9% of revenue.

Transformation in LTL

Our goal is simple: We want to be the best LTL carrier in North America. We’re creating world-class LTL by maintaining an intense focus on every part of the business. There’s a palpable excitement across our organization — we have a highly engaged team that’s determined to delight our customers and drive improvements across the network.

In the second quarter, we saw tremendous momentum in all these areas, with measurable results. We achieved the highest level of network fluidity since early 2020, before the pandemic. We also reached a new high for customer satisfaction according to Mastio, a third-party industry consultant that tracks our net promoter score on a quarterly basis.

The second production line we added at our trailer manufacturing facility early this year had an immediate impact. In the second quarter, we produced a record number of trailers for our fleet. Our target is to manufacture more than 4,700 trailers this year, expanding our in-house linehaul trailer capacity by over 10% to more than 20,000 trailers.

In May, we launched a national initiative to further improve the quality of our trailer loading and on-time delivery. We’re also engaging with customers on best practices in how they package their freight. And that’s just the start; we’ve identified other levers we’ll pull to run the network more efficiently and provide superb customer service. We have every confidence that we’ll succeed at being world-class, just as we succeeded at dramatically increasing LTL returns with a comprehensive optimization plan.

We began optimizing our LTL network immediately after buying the business in 2015 and doubled adjusted EBITDA in four years. We also generated over $3.8 billion of net cash in LTL from 2016 through the second quarter of 2022. This year, we expect to deliver at least $1 billion of LTL adjusted EBITDA, as well as improve our adjusted operating ratio year-over-year by over 100 basis points, excluding gains on real estate sales. Going forward, we expect to improve our adjusted operating ratio well into the 70s over time.

Our LTL team is laser-focused on the importance of delivering on-time, damage-free service using our modern, safety-equipped fleet. We have approximately 25,000 LTL customers in North America, ranging from local accounts to large national brands and 3PLs. In 2021, we moved 18 billion pounds of LTL freight 758 million miles.

Our tech priority in LTL is to continuously improve our margin as we grow our revenue — primarily by optimizing pricing, linehaul, dock productivity and pickup-and-delivery routing. For example, we use intelligent route-building to move LTL freight across North America, increasing the utilization of our linehaul fleet and optimizing our load factor. We’re also investing development resources in improving our ability to price in a dynamic market by adjusting for lane conditions. And, we deployed XPO Smart® workforce planning tools in our dock operations to enhance productivity.

In Europe, XPO is the largest LTL provider in France and Iberia (Spain and Portugal), and we have the largest single-owner LTL network in the UK. In total, we have approximately 130 LTL locations serving countries across Europe. They utilize a blend of fleet operations determined by geography and supported by a network of terminals, including asset-based tractors and trailers owned by XPO and asset-light operations that use contracted carriers.

Truck Brokerage

XPO is the fourth largest US truckload broker, with a long track record of best-in-class performance in North America. From 2013 through 2021, our truck brokerage revenue CAGR was 27% — nearly three times the industry growth rate. In Europe, we’re the largest truck broker in France and Iberia, and the third largest truck broker in the UK.

We have an asset-light truck brokerage model that generates high ROIC and free cash flow. It has a variable labor structure that lets us reduce costs when demand is soft and deploy additional resources to find trucks as demand returns. Shippers create demand and we place their freight with qualified truckload carriers that supply the capacity. This service is priced on either a contract or a spot basis.

For the second quarter 2022, we again sharply outpaced the industry. Our second quarter adjusted EBITDA margin for North American truck brokerage was 10.6% in the quarter. That’s 420 basis points higher than a year ago, and it’s our first quarterly, double-digit adjusted EBITDA margin. We’ve grown adjusted EBITDA through seasonal and economic cycles in the past, and we’re confident we’ll continue to do that.

Our truck brokerage growth in North America is propelled by our massive capacity and cutting-edge technology, which capitalize on favorable industry tailwinds. Specifically:

•	Our network of 98,000 independent carriers — Our carrier pool gives us access to more than one and a half million trucks to serve high demand for truckload capacity, notably in the e-commerce and omnichannel retail sectors. As more and more shippers outsource their road freight needs, they increasingly prefer brokers like XPO that offer digital capabilities;

•	Our proprietary XPO Connect® digital platform and pricing technology — XPO Connect® gives us the ability to adjust to market conditions in real time, to unlock incremental revenue, profit and share gains. As of the second quarter, 80% of our brokerage loads were created or covered digitally, which is up 10 percentage points from the start of the year;

•	Our sticky blue-chip customer base with low concentration risk — Our top 10 brokerage customers have an average tenure with us of 15 years, and our largest brokerage customers historically have the strongest load growth. For example, in 2021, our top 20 brokerage customers in total grew their volumes with us by 35%. These relationships represent considerable potential to grow wallet share and leverage our expertise in key verticals;

•	A significant opportunity to increase market penetration — While we’re one of the largest brokerage providers in North America, we currently have just 4% share of the $88 billion US brokerage industry; and

•	An exceptional management team that has been together for many years — Our brokerage leaders have successfully piloted the business to a position of strength, where it’s large enough to satisfy the needs of any customer and nimble enough to pivot rapidly in dynamic environments.

In addition to North American truck brokerage, our Brokerage and Other Services segment includes three asset-light, tech-enabled brokered transportation services that will be part of our planned RXO spin-off. All are complementary to truck brokerage:

Managed transportation provides asset-light, scalable solutions for shippers who choose to outsource their freight transportation requirements to gain reliability, visibility and cost savings. The service uses proprietary technology to enhance revenue synergies and carrier management, with cross-selling to our truck brokerage and global forwarding operations.

Last mile is an asset-light service that facilitates deliveries of goods to consumers, performed by third-party contractors. We’re the largest last mile provider for heavy goods in North America, positioned within 125 miles of the vast majority of the US population. We serve a base of omnichannel and e-commerce retailers and direct-to-consumer manufacturers.

Global forwarding is a scalable service managed with advanced technology that facilitates ocean, road and air transportation and assists customers with customs brokerage. We’re a global freight forwarder with a network of company-owned and partner-owned locations. Our coverage of key trade lanes reaches 190 countries.

Proprietary Technology

XPO is the industry’s original disruptor. We’ve been investing in transportation automation and digitization for more than a decade, innovating how goods move through supply chains. Our industry is evolving, and customers want to de-risk their operations. We believe that we’re well-positioned to satisfy their demands for greater visibility and faster, more efficient movement of goods.

We use technology to increase our ROIC, enhance our competitive advantages and make the most of the talent and assets within our organization. Even with these benefits in hand, we believe the greatest rewards of our technology lie ahead in the form of additional revenue and profit growth from the proprietary digital ecosystem we’ve built. The more than $3 billion we‘ve invested in technology in all areas of the business over the last 11 years has resulted in notable transportation innovations, including:

XPO Connect® and Freight Optimizer

We envisioned industry demand for a fully automated, cloud-based digital platform for transportation procurement a decade ago. Our XPO Connect® digital brokerage platform encompasses our Freight Optimizer system, shipper interface, pricing engine, carrier interface and our Drive XPO® mobile app for carriers. When our customers have truckload freight to move, XPO Connect® locates the optimal transportation provider based on price, market conditions, equipment, carrier profile, load profile and other parameters.

Our advances in digitization are making our brokerage business much more efficient and reducing our costs. The rapid adoption of XPO Connect® by both shippers and carriers is outpacing the industry’s secular shift to brokerage automation, driving our above-market revenue and margin performance. The automation enables us to capture share without large increases in headcount.

Drive XPO®

Truck drivers can access XPO Connect® from the road through our proprietary mobile app, Drive XPO®. The app connects carriers to shippers with the capability for fully automated transactions, tracks freight during transit and includes intuitive tools for finding, bidding and booking loads. Carriers can easily make their trucks available to shippers on the app and improve the utilization of their assets, regardless of market conditions.

Drive XPO® is a resounding success. Truck drivers have downloaded the app over 800,000 times to date, giving them access to thousands of loads daily and reducing empty miles. In the second quarter, our weekly average carrier users on the platform increased year-over-year by 74%.

LTL Optimization

Some of our ongoing margin improvement in LTL will come from XPO Smart®, our proprietary platform of workforce planning tools for LTL dock operations. Our analytics “learn” the operations site by site and can forecast how a decision made today could affect productivity in a future period. This technology had an immediate impact that should gain further traction when the labor market settles down.

We have other proprietary technology for LTL that’s contributing to the positive trajectory of our yield — a metric we’ve improved every year that we’ve owned the business. We developed data-driven pricing tools that optimize LTL rates for our local and regional accounts, while improving efficiency. Our elasticity tools help determine the best pricing for large, contractual customer relationships, and we created a new pricing platform that mines historical pricing data for lead generation.

In 2021, we deployed new planning tools and began the roll-out of new dispatch tools; in the first quarter of 2022, we launched a new online dashboard with self-service tools to enhance the customer experience. More recently, we introduced proprietary cost models to enhance visibility into cost management levers. Next up is a proprietary piece-level tracking capability that has the potential to significantly improve customer service and visibility.

While each application of our LTL technology delivers its own benefits, there can be a strong synergistic effect on the business as a whole. For example, when we optimize truck routes, it benefits asset utilization, driver utilization and customer service, and reduces our carbon footprint.

Our People-First Culture and ESG Commitment

Our culture prioritizes the well-being of our people. We foster both physical and emotional safety at work, with robust ethical guidelines that clearly define prohibited behavior, such as harassment, discrimination, deceit, workplace violence, bullying, conflicts of interest and insider trading. Our employees know that XPO expects them to have compassion, be honest and respect different points of view, while operating as a cohesive team.

The diversity, equity and inclusion aspects of our culture are led by our chief diversity officer and supported by a Diversity and Inclusion Steering Committee formed in 2021. We’re working to significantly increase the diversity of talent in our pipeline by collaborating with historically Black colleges and universities (HBCUs) and by replicating our success with the LGBTQ+ community and military veterans, to communicate our culture of belonging to other underrepresented groups.

We’re proud to be recognized by the Human Rights Campaign on the Corporate Equality Index (CEI) for LGBTQ+ inclusion, and to receive a top score on the 2022 Disability Equality Index (DEI) for disability inclusion as a best place to work.

We reinforce the importance of diversity through open-door management, the XPO University training curriculum, our Workplace virtual community, and our equal opportunity hiring and promotion policies. In addition, we support diverse causes that are meaningful to our employees, such as Soles4Souls, Girls With Impact, and Workfit programs for differently-abled people. We’re the official transportation partner for the Susan G. Komen 3-Day Walks® through 2022, and a partner of Truckers Against Trafficking to help combat human trafficking.

We’re also proud of our company’s Pregnancy Care Policy, which is a gold standard for any industry. Any employee of XPO, female or male, who becomes a new parent through birth or adoption can qualify for six weeks of 100% paid leave as the infant's primary caregiver, or two weeks paid leave as the secondary caregiver. In addition, women receive up to 20 days or 160 hours of 100% paid prenatal leave for health and wellness and preparation for the child's arrival. Any woman employee can request pregnancy accommodations without fear of discrimination. We guarantee she will continue to be paid her regular base wage rate while her pregnancy accommodations are in effect, even if her duties need to be adjusted, and she remains eligible for wage increases while receiving alternate work arrangements. In total, more than 30 quality benefits are available to XPO women and families in the US.

The development of XPO’s culture will continue to be a steady march forward, as it has since our founding in 2011. Our Sustainability Report provides details of our global progress with key environmental, social and governance initiatives, including safety, employee engagement, diversity and inclusion, ethics and compliance, environmental protection and governance. The current report can be downloaded from https://sustainability.xpo.com.

Our ESG Scorecard

We developed our ESG Scorecard in 2020 to provide a means of evaluating management’s performance on environmental, social and governmental matters over time. The scorecard is part of our executives' long-term incentive program to ensure that we incentivize successive ESG achievements. First, we commissioned an independent gap analysis relative to our core peer group to better understand optimal ESG tracking methods and disclosures. Using these insights, our management identified the most relevant initiatives as the basis for measurable ESG improvements over four years, taking into account lead time requirements, category weighting and target variances. The Compensation Committee of our Board of Directors agreed with these recommendations and incorporated them into the scorecard.

We recalibrated the scorecard after our spin-off of GXO in 2021, ensuring that it continues to represent rigorous goals that build toward long-term achievement. The majority of targets reflect progressively higher achievement through 2023. The initiatives are 87% quantitative, with the remainder subject to predetermined hurdles or binary milestones; these are further described in our 2021 Proxy filing with the SEC.

The ESG Scorecard is a valuable tool for multiple purposes. The Compensation Committee uses the scorecard to objectively assess performance. Our company uses it to monitor progress on a range of material issues at the corporate and business unit levels, as identified in our Sustainability Report materiality matrix. The related metrics are a combination of annual and multi-year goals that span the total performance cycle of the award, with many metrics building to full achievement at the end of the four-year period.

As we prepare for the planned RXO spin-off this year, we'll remain focused on our ESG Scorecard targets, while steadily growing our business and mitigating risk. We’re evolving our current climate actions as we prepare to execute the separation of our business into two entities. As outlined in our Sustainability Report, we've taken steps to begin to align our climate-related disclosures to TCFD recommendations, building on our ongoing SASB and GRI reporting.

Post-spin-off, each standalone company will have a robust environmental, social and governance framework from day one of the separation. We expect each company will develop tailored action plans that establish net-zero goals by 2050 at the latest, and science-based GHG reduction targets for each business, applying the key emerging standards for disclosure and goal-setting.

Environmental Sustainability

Our entire business model is based on transporting freight as efficiently as possible, which helps our customers and our company meet ESG goals. For customers and carriers, our XPO Connect® platform can improve the carbon footprint of their operations by reducing empty miles. Our LTL business maintains a modern fleet, optimizes routes and trains our drivers in eco-friendly techniques. From 2018 through 2021, we reduced our direct emissions (Scope 1) and indirect emissions (Scopes 2 and 3) by 10%, 25% and 3%, respectively.

Sustainability initiatives aren’t new to us. In the US, XPO has been named a Top 75 Green Supply Chain Partner by Inbound Logistics for six consecutive years. We’re investing in more sustainable operations by piloting electric trucks and other equipment technologies, implementing a phased network upgrade to LED lighting in our LTL terminals, training our drivers in eco-friendly techniques, utilizing electronic shipping documents to reduce paper waste and upgrading our fuel management system, with a planned launch later this year. In April, we introduced our “Ship Net-Zero” truck brokerage program, which gives shippers a way to negate the carbon footprint of their freight by purchasing carbon offsets for the sustainability project of their choice.

Our current ESG Scorecard reflects the large environmental opportunity we have as a transportation company with asset-light and asset-based operations. It identifies materiality objectives for environmental and sustainability as: reductions in fossil fuel dependency, carbon emissions and carbon footprint, nitrogen oxide emissions and waste. This creates a framework for actionable plans — for example, we’re improving the fuel efficiency of our LTL fleet by retiring manual transmissions in favor of advanced automatic transmissions that shift our tractors to the optimal gear. As we track our transition to the new technology, we're already seeing promising gains in fuel economy.

In addition, in North America, we’ve invested in fuel-efficient LTL tractors with catalytic reduction (SCR) technology. In Europe, over 90% of our diesel road fleet is compliant with Euro VI standards, and we have a natural gas-powered fleet of more than 250 total trucks in France, the UK, Spain and Portugal. We use electric vehicles for certain last mile deliveries, and government-approved mega-trucks in Spain to transport more freight with fewer trips.

Last year, we created a Sustainability Steering Committee charged with supporting our Board of Directors in its oversight of our company’s ESG-related priorities. We also piloted all-electric trucks, deployed cleaner fuels, tested duo-trailers for greater fuel efficiency and provided brokerage carriers with resources to help in the adoption of sustainable technologies. These and other actions are aimed at reducing our carbon footprint in the short-, mid- and long-term. We’ll share our progress with you along that path.

Second Quarter 2022 Financial Highlights1

Highlights of our financial performance include second quarter records for revenue and net income from continuing operations, and the highest adjusted EBITDA and adjusted diluted EPS of any quarter in our history:

•	$3.23 billion of revenue

•	$141 million of net income[2]

•	$230 million of operating income

•	$1.22 diluted earnings per share[3]

•	$199 million cash flow from operating activities[4]

•	$209 million of adjusted net income[2]

•	$1.81 adjusted diluted earnings per share[3], a 48% increase year-over-year

•	$405 million of adjusted EBITDA

•	$73 million of free cash flow

1 Reconciliations of non-GAAP financial measures used in this document are provided in the accompanying slide presentation

2 Net income from continuing operations attributable to common shareholders

3 Diluted earnings from continuing operations per share

4 Net cash provided by operating activities from continuing operations

2022 Guidance

The company raised its full year targets for adjusted EBITDA, adjusted diluted EPS and free cash flow, and updated the underlying metrics:

•	Adjusted EBITDA of $1.40 billion to $1.43 billion, an increase from the prior target of $1.35 billion to $1.39 billion:
o	Includes third quarter adjusted EBITDA of $330 million to $345 million, excluding gains on sales of real estate;
o	North American less-than-truckload (LTL) expected to generate at least $1 billion of full year adjusted EBITDA, including gains on sales of real estate of up to $50 million in the fourth quarter;
•	Year-over-year improvement of more than 100 basis points in North American LTL adjusted operating ratio, excluding gains on sales of real estate, unchanged;
•	Depreciation and amortization of approximately $385 million, excluding amortization of acquisition-related intangible assets, unchanged;
•	Interest expense of $145 million to $150 million, a decrease from the prior target of $150 million to $160 million;
•	Effective tax rate of 24% to 25%, unchanged; and
•	Adjusted diluted EPS of $5.55 to $5.90, an increase from the prior target of $5.20 to $5.60; excludes amortization of acquisition-related intangible assets, and assumes 117 million diluted shares outstanding at year-end 2022.

With respect to 2022 cash flows, the targets are:

•	Gross capital expenditures of $500 million to $550 million, unchanged;
•	Net capital expenditures of $425 million to $475 million, unchanged; and
•	Free cash flow of $425 million to $475 million, excluding all transaction-related impacts, an increase from the prior target of $400 million to $450 million.

The outlook does not take into account the intended spin-off of the company's tech-enabled brokered services platform or the divestiture of the European business.

Liquidity and Deleveraging

As of June 30, 2022, we had $1.4 billion of total liquidity, including $436 million of cash and cash equivalents and approximately $1.0 billion of available borrowing capacity, with a net leverage ratio of 1.8x, down from 2.7x at year-end 2021. Net leverage ratio is calculated as net debt of $2.48 billion, divided by adjusted EBITDA of $1.36 billion for the trailing 12 months ended June 30, 2022.

In Conclusion

Our business plan can be summed up in six words — unlock value for all our stakeholders. We’re resolute in driving revenue and margin higher, even in those parts of the business where our performance is already industry-best. Our planned spin-off of RXO will separate our tech-enabled brokered transportation platform from our North American LTL business, and further simplify our model by creating two pure-play, publicly traded companies at the top of their industries. Each company’s leadership, technology resources and frontline execution will be intensely focused on its specific growth strategy. We expect to complete the spin-off in the fourth quarter of this year, marking the start of our second decade in business.

Numerous recognitions speak to the caliber of the company we’ve built. In 2022, XPO was again named one of the Best Large Employers in America by Forbes and one of America's Most Responsible Companies by Newsweek. Fortune recognized us as one of the World’s Most Admired Companies in 2021. Gartner has ranked us as a Magic Quadrant 3PL leader for five consecutive years. In 2016, we made the Fortune 500 list for the first time, in just our fourth full year in business. One year later, XPO was named the fastest-growing transportation company on the list, and we’ve been ranked No. 1 in the Fortune 500 category of Transportation and Logistics every year since then.

The Financial Times has honored us as a European Diversity Leader. We’ve been recognized for our commitment to gender diversity at the board level by 2020 Women on Boards, and as a top company for women to work for by the Women in Trucking Association. Statista named us one of the most socially responsible companies in France.

In the UK, XPO was voted one of Glassdoor’s top three best places to work and Forbes recently named us one of the best companies to work for in Spain for the fourth consecutive year. We thank our employees for creating the culture that has led to these honors.

While we appreciate these recognitions, we’re most proud of the awards we receive from our customers. When world-class companies show confidence in us, we know we’re delivering the quality they expect — iconic names like Dow, Ford, Intel, GM, Nissan, Owens Corning, Raytheon, The Home Depot, Ulta Beauty, Whirlpool and others. More than two-thirds of Fortune 100 companies rely on us as a strategic partner and trust us with their reputation.

Today, XPO has multiple catalysts for value creation that are largely independent of macro conditions: our company-specific levers for the transformation of North American LTL, the spin-off of our RXO brokered transportation platform, the divestiture of our European business and strong liquidity to support our continued deleveraging over time. We believe that our proprietary technology and deep bench of expertise are powerful advantages in capitalizing on secular tailwinds in our industry.

As we move toward the spin-off, we’re confident that investors will recognize the full value of the company we’ve built and the companies we plan to create.

Thank you for your interest!

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this document.

This document contains the following non-GAAP financial measures: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) on a consolidated basis; adjusted EBITDA margin on a consolidated basis; adjusted net income from continuing operations attributable to common shareholders and adjusted diluted earnings from continuing operations per share (“adjusted EPS”) on a consolidated basis; free cash flows; adjusted operating income (including and excluding gains on real estate transactions) and adjusted operating ratio (including and excluding gains on real estate transactions) for North American less-than-truckload; adjusted EBITDA excluding gains on real estate transactions for North American less-than-truckload; adjusted EBITDA attributable to North American truck brokerage; return on invested capital (ROIC) on a consolidated basis; net leverage; net debt; and adjusted EBITDA attributable to RXO (planned spin-off).

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income from continuing operations attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs, litigation settlements and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities from continuing operations, plus cash collected on deferred purchase price receivable, less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), litigation settlements, tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income from continuing operations attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets, litigation settlements, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction, integration and rebranding costs and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that return on invested capital (ROIC) is an important metric as it measures how effectively we deploy our capital base. ROIC is calculated as net operating profit after tax (NOPAT) for a trailing twelve month period divided by invested capital as of the end of such period. NOPAT is calculated as adjusted EBITDA less depreciation expense, real estate gains and cash taxes plus operating lease interest. Invested capital is calculated as equity plus debt and operating lease liabilities less cash and goodwill and intangibles. We believe that net leverage and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our reported total debt and reporting net debt as a ratio of our reported adjusted EBITDA. We believe that adjusted EBITDA attributable to RXO (planned spin-off) improves comparability from period to period by removing adjustments set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying business. We calculate adjusted EBITDA attributable to RXO (planned spin-off) as operating income of spin-off operations plus transaction and integrations costs and depreciation and amortization less other expense.

With respect to our financial targets for full year 2022 adjusted EBITDA, adjusted diluted EPS and free cash flow, and our financial target for 2022 third quarter adjusted EBITDA, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the planned spin-off of our tech-enabled brokered services platform and the sale or listing of our European business, the expected timing of these transactions and the anticipated benefits of these transactions; our full year 2022 financial targets of consolidated adjusted EBITDA and North American LTL adjusted EBITDA, depreciation and amortization (excluding amortization of acquisition-related intangible assets), interest expense, tax rate, adjusted diluted EPS (excluding amortization of acquisition-related intangible assets), gross capital expenditures, net capital expenditures and free cash flow; our 2022 third quarter financial target of adjusted EBITDA; our expectation of year-over-year improvement of more than 100 basis points in North American LTL adjusted operating ratio; our 2022 financial target of at least $1 billion of adjusted EBITDA in the North American LTL segment, including gains on sales of real estate of up to $50 million in the 2022 fourth quarter; and our ESG goals. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include our ability to effect the spin-off of our tech-enabled brokered services platform and meet the related conditions of the spin-off, our ability to complete the sale or listing of our European business, the expected timing of the completion of the transactions and the terms of the transactions, our ability to achieve the expected benefits of the transactions, our ability to retain and attract key personnel for the separate businesses, the risks discussed in our filings with the SEC, and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic, including supply chain disruptions due to plant and port shutdowns and transportation delays, the global shortage of certain components such as semiconductor chips, strains on production or extraction of raw materials, cost inflation and labor and equipment shortages, which may lower levels of service, including the timeliness, productivity and quality of service, and government responses to these factors; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to implement our cost and revenue initiatives; the effectiveness of our action plan, and other management actions, to improve our North American LTL business; our ability to benefit from a sale, spin-off or other divestiture of one or more business units, and the impact of anticipated material compensation and other expenses, including expenses related to the acceleration of equity awards, to be incurred in connection with a substantial disposition; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; goodwill impairment, including in connection with a business unit sale, spin-off or other divestiture; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks, wars or similar incidents, including the conflict between Russia and Ukraine and increased tensions between Taiwan and China; risks and uncertainties regarding the expected benefits of the spin-off of our logistics segment or a future spin-off of a business unit, the impact of the spin-off of our logistics segment or a future spin-off of a business unit on the size and business diversity of our company; the ability of the spin-off of our logistics segment or a future spin-off of a business unit to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees and independent contractors; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; the impact of potential sales of common stock by our chairman; governmental regulation, including trade compliance laws, as well as changes in international trade policies, sanctions and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Where required by law, no binding decision will be made with respect to the divestiture of the European business other than in compliance with applicable employee information and consultation requirements.